                                                                    Exhibit 99.1

                            TEGAL CORPORATION REPORTS
       FOURTH QUARTER AND FISCAL YEAR 2003 FINANACIAL RESULTS - ANNOUNCES
                           CONVERTIBLE DEBT FINANCING

PETALUMA, CALIF., JULY 1, 2003 -- Tegal Corporation (Nasdaq:TGAL), a leading designer and manufacturer of plasma etch and deposition systems used in the production of integrated circuits, today announced financial results for the Fourth Quarter and Fiscal Year 2003, which ended March 31, 2003.

Revenues for the fiscal Fourth Quarter were $4 million, a decrease of 43% from $7 million for the fiscal Fourth quarter of 2002, and an increase of 8% from $3.7 million in the fiscal third quarter of 2003. Tegal reported a net loss of $1.7 million, or $0.09 per share, for the quarter, compared to a net loss of $1.2 million, or $0.09 per share in the comparable quarter one year ago. Sequentially, Tegal's reported loss declined from $3.3 million, or $0.20 per share, in the fiscal third quarter of 2003.

For Fiscal 2003, revenues were $14.1 million, a decrease of 35% from $21.6 million for Fiscal 2002. Tegal reported a net loss of $12.6 million, or $0.82 per share, for the Fiscal Year, compared to a net loss of $8.7 million, or $0.67 per share in the previous fiscal year.

In recent months, Tegal has achieved a number of revenue-generating business wins, and completed a $20-million cost-reduction program. These milestones have significantly advanced the company's initiative to extend its leadership to adjacent markets that are integral to etch and deposition processes related to new materials. Industry analysts forecast substantial growth in these markets, which are driven by increased demand for wireless and hand-held products, PDAs, cell phones, smart cards, and RFIDs (radio frequency identification devices).

Also of note, as stated in Tegal's recently filed Form 10K for Fiscal 2003, the company's backlog stood at $6.0 million, compared with $2.0 million a year ago. In an update as of June 30, Tegal said that its backlog stood at approximately $4.3 million.

Tegal also announced today the signing of definitive agreements with investors to raise up to $7.2 million in a private placement of convertible debt financing to be completed in two steps. The first step, completed yesterday, involved the infusion of approximately $1 million into the Company. The second step, which will make available the balance of the financing, will be completed following shareholder approval. This matter will be brought to the shareholders in Tegal's Annual Meeting, currently scheduled for August 26, 2003. Shareholders of record as of July 10, 2003 will be allowed to vote at the meeting. The proceeds of this financing will be used to fund Tegal's general working capital requirements. Under the terms of the proposed financing, Tegal will issue convertible debentures with a conversion price of $0.35 per share plus warrants to purchase up to an additional 4.1 million shares of the company at $0.50.

"Several recent business wins are positive signs that the markets in which we specialize are improving", said Tegal Chairman and Chief Executive Officer Michael Parodi. "Our cost-reduction program, which has provided a cumulative savings going forward of more than $20 million annually compared to two years ago, combined with the financing announced today, will significantly improve the financial health of the Company," Mr. Parodi said.

"We are extremely pleased that we were able to secure financing in a very difficult capital market for semiconductor equipment manufacturers and micro-cap companies in general " said Mr. Parodi. "We will be calling on our shareholders to back our recommendation for the issuance of additional shares to these investors, confident that we have explored many other alternatives. We believe that this is the best alternative for our stockholders to achieve the highest value for their shareholding."

Performance highlights in recent months include:

|_| The sale to a leading semiconductor manufacturer of an EndeavorEUV(TM) PVD cluster tool for use in producing state-of- the-art photomasks using extreme ultraviolet (EUV) radiation. This sale was the second major publicly announced order this year by Tegal's Sputtered Films subsidiary. Earlier in the year, the Company announced a repeat order for an Endeavor PVD cluster tool from another leading worldwide supplier of semiconductors. Tegal expects to sell additional systems to that customer over the next 18 months.

|_| The sale of a 903e plasma etch system to a leading sensor and power device manufacturer in the United Kingdom. The tool will join other 903 systems already installed at this location and be used in the manufacture of a variety of high power RF sensors, automotive devices and imaging components. Tegal's 900 Series systems are widely recognized for their low cost of ownership and high throughput. More than 1,300 of the 900 Series systems have been installed worldwide and are supported by Tegal's extensive worldwide field process and service organization.

|_| A repeat order from a leading Japanese charge-coupled device (CCD) manufacturer for a model 6510 HRe-(TM) advanced etch system. The system is needed to meet rapidly expanding production requirements for CCD arrays. CCDs are critical components used in many high resolution digital imaging applications including digital cameras, video recorders, and the new picture-taking cellular phones.

|_| An order from a leading Japanese semiconductor manufacturer for an extensive system upgrade of one of its advanced etch systems. The upgrade is needed to meet rapidly expanding production requirements for advanced non-volatile memory devices known as Ferroelectric Random Access Memory (FeRAM). The upgrade includes extensive productivity enhancements to the existing system, as well as the addition of a second production chamber. The upgraded tool is to be transferred into mainstream manufacturing alongside other Tegal advanced etch systems already being used in FeRAM production.

|_|    Tegal was  granted two patents in the Fourth  Quarter for  producing  sub
       0.15 micron devices via a unique apparatus and solid source method. One of the patents' focus is on the production of controlled vertical profiles. The second patent enables manufacturers to produce advanced devices using solid source technology thereby extending the capabilities of standard etchers that rely on source gases to define the features for advanced devices. The vertical profiles from both patents can be used for the production of next generation MPU's, MRAM, DRAM, FeRAM, Thin Film Head, Compound Semiconductors, and system-on-a-chip products.

Additionally, in an action designed to ensure an orderly trading environment for its stock, Tegal announced in May the transfer of the listing of its common stock to the Nasdaq SmallCap Market. The Company's continued listing on the Nasdaq SmallCap Market is contingent upon the successful completion of an application and review process. Tegal also announced that its stockholders have given its Board of Directors the authority to effect, should it elect to do so, a reverse split of the company's common stock within a range of two-for-one to fifteen-for-one.


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The timing and ratio of a reverse  split,  if any, is at the sole  discretion of the Tegal Board of Directors. The action was approved on April 28, 2003, at a special meeting of Tegal stockholders.

Tegal is the incumbent provider of integrated etch and deposition solutions to more than 20 major IC manufacturers now actively engaged in the development and production of advanced semiconductor devices incorporating new materials. More than half of Tegal's 80+ patents are essential in the development and production of these devices. Tegal has established a leading position in the Non-volatile Memory market, which includes such devices as FeRAM - now moving into production in the form of 4 Meg devices for newest generation cell phones and wireless devices. Non-volatile Memory also includes MRAM devices, a market driven by the need for faster, lower power, longer lasting replacement for Flash, Eprom, and other memory devices. While still in the development stage, Tegal is actively engaged with nearly all of the major IC manufactures around the world with programs in this area, and it has produced results that are unmatched by any of its competitors.

In addition to the Non-Volatile Memory market, Tegal's etch and deposition systems are targeted at several other niche markets, including compound semiconductors, MEMS, device-level packaging and EUV photomask production.

INVESTOR CONFERENCE CALL
Tegal will host an investor  conference  call today,  July 1, 2003, at 4:00 p.m.
(EST), which is open to all interested investors. The call-in numbers are (800) 299-7098 or (617) 801-9715. For either dial-in number, investors should reference Tegal or reservation number: 49431371. A digital recording will be made available one hour after the completion of the conference call, and it will be accessible through Friday, July 4, 2003. To access, investors should dial
(888) 286-8010 or (617) 801-6888 and enter reservation number: 20715072.

The conference call also will be available online via the Investor Section of the Company's website at: www.tegal.com. An online replay of the teleconference, along with a copy of the Company's earnings release, will be available on the Company's website, as well.

SPECIAL NOTE

The securities sold in the private placement have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities.

SAFE HARBOR STATEMENT
Except for historical information, matters discussed in this news release contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements, which are based on assumptions and describe our future plans, strategies and expectations, are generally identifiable by the use of the words "anticipate," "believe," "estimate," "expect," "intend," "project" or similar expressions. These forward-looking statements are subject to risks, uncertainties and assumptions about the company including, but not limited to industry conditions, economic conditions, acceptance of new technologies and market acceptance of the company's products and services. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. For a further discussion of these risks and uncertainties, please refer to the company's periodic filings with the Securities and Exchange Commission.

ABOUT TEGAL
Tegal Corporation, headquartered in Petaluma, California, is a leading designer and manufacturer of plasma etch and deposition systems used in the production of smart cards, opto-telecom devices, integrated circuits (ICs), and other related microelectronics devices. Both etching and deposition are key process steps and must be repeated multiple times in the production of these devices. Tegal markets and services its systems in all major IC-producing regions of the world. More information is available on the Internet at: www.tegal.com.


--------------------------
CONTACT:

Tegal Corporation
Thomas Mika (EVP and CFO), 707/763-5600
or
Nagle & Ferri Investor Relations
Frank Nagle or Bob Ferri, 415/575-1999




                           (Financial Exhibits Follow)



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                                TEGAL CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                          --THREE MONTHS ENDED--       --TWELVE MONTHS ENDED--
                                                  MARCH 31,                     MARCH 31,
                                            2003           2002           2003           2002
                                          --------       --------       --------       --------
Revenue                                   $  4,002       $  6,969       $ 14,100       $ 21,606
Cost of sales                                2,727          5,025         14,166         14,930
                                          --------       --------       --------       --------
     Gross profit (loss)                     1,275          1,944            (66)         6,676
Operating expenses:
     Research and development                1,418          1,233          4,815          5,928
     Sales and marketing                       662            820          2,922          3,996
     General and administrative              1,038          1,114          4,814          4,987
                                          --------       --------       --------       --------
         Total operating expenses            3,118          3,170         12,551         14,911
                                          --------       --------       --------       --------
         Operating income (loss)            (1,843)        (1,223)       (12,617)        (8,235)
Other income (expense), net                    148             (2)            (8)          (495)
                                          --------       --------       --------       --------
Net Income (Loss) Before Taxes              (1,695)        (1,225)       (12,625)        (8,730)
     Income Tax Expense                          0              0              0              0
Net income (loss) After Tax               $ (1,695)      $ (1,225)      $(12,625)      $ (8,730)
                                          ========       ========       ========       ========

Net income (loss) per common share:
     Basic                                $  (0.09)      $  (0.09)      $  (0.82)      $  (0.67)
     Diluted                              $  (0.09)      $  (0.09)      $  (0.82)      $  (0.67)
Shares used in per share computation
     Basic                                  16,064         14,311         15,311         13,030
     Diluted                                16,064         14,311         15,311         13,030


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                                TEGAL CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                    MARCH 31,    MARCH 31,
                                                      2003         2002
                                                     -------      -------

ASSETS

Current assets:
     Cash                                            $   912      $ 8,100
     Net receivables                                   2,681        2,579
     Net inventory                                     7,032       15,577
     Other current assets                                465        1,492
                                                     -------      -------

     Total current assets                             11,090       27,748

Intangible assets, net                                   959            0
Property and equipment, net                            4,916        1,382

Other assets, net                                        244           97
                                                     -------      -------

     Total assets                                    $17,209      $29,227
                                                     =======      =======

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities                                  $ 6,049      $ 6,932
Long-term liabilities                                     37            9
Stockholders' equity                                  11,123       22,286
                                                     -------      -------
     Total liabilities and stockholders' equity      $17,209      $29,227
                                                     =======      =======